EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

An American Stock Exchange Listed Company

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE
(727) 803-7135

SUPERIOR UNIFORM GROUP, INC. ANNOUNCES YEAR-END OPERATING RESULTS

SEMINOLE, Florida - February 25, 2005 – Superior Uniform Group, Inc. (AMEX: SGC), one of the nation’s largest manufacturers of uniforms, career apparel and accessories, announced today its fourth quarter and year-end operating results for 2004.

The Company announced that for the year ended December 31, 2004, sales were $143,567,473 compared to 2003 sales of $137,326,341. Net income for the year ended December 31, 2004 was $5,378,687 or $.71 per share (diluted) compared to $5,703,910 or $.78 per share (diluted) reported for the year ended December 31, 2003.

Michael Benstock, Chief Executive Officer, commented: “The increase in revenues for the year ended December 31, 2004 is attributed to the acquisition of UniVogue and increasing revenues from several new national account contracts entered into during 2004 and the latter part of 2003. We have continued to see lower levels of demand from our existing customers. Gross margins were adversely impacted in 2004 by increased freight costs that we were unable to pass along to our customers. We have implemented improved processes that should help to substantially reduce this cost in the future. Earnings for the year were also negatively impacted by the costs associated with our efforts to prepare for compliance with Section 404 of the Sarbanes-Oxley Act. We incurred approximately $690,000 in pre-tax costs for outside consultants to assist in this process during the year. While we are through the first-year implementation phase of this process, we will continue to incur significant, albeit reduced costs in this area.

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2004 was the first year of a major transition for the Company as we have moved from being a manufacturing driven company to more of a marketing, sales and distribution organization. We have invested a significant amount of our time and energy over the last year to upgrading our organization from the executive level to the sales force. We have built the marketing and sales organization that we believe will help us more effectively grow our business for years to come. We have invested in upgrades to both our SAP system and to our Warehouse Management System “WMS” to help us better service our customers in the future. We acquired UniVogue in the first quarter of 2004 and have transitioned the related operations into our central warehouse and corporate offices effective January 2005.

Our overall outlook for 2005 is very positive as a result of the improvements discussed above. However, first quarter sales and operating results are expected to be adversely impacted as a result of difficulties incurred during the implementation of our new Warehouse Management System in January. While we have encountered difficulty in the warehouse implementation, we believe that this new system will ultimately allow us to more efficiently service our customers in the future.”

Superior Uniform Group, through its Signature marketing brands – Fashion Seal®, Fashion Seal Healthcare™, Martin’s®, Worklon®, Universal®, Sope Creek® and UniVogue™ – manufactures and sells a wide range of uniforms, corporate I.D., career apparel and accessories for the hospital and healthcare fields; hotels; fast food and other restaurants; and public safety, industrial, transportation and commercial markets, as well as corporate and resort embroidered sportswear.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

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Comparative figures for 2004 are as follows:

Superior Uniform Group, Inc. and Subsidiary

Consolidated Summary of Operations

	Three Months Ended December 31,
	2004	2003
Net sales	$37,441,823	$34,766,700

Costs and expenses:
Cost of goods sold	25,402,481	22,626,019
Selling and administrative expenses	10,199,040	9,173,976
Interest expense	152,529	171,933

	35,754,050	31,971,928

Earnings before taxes on income	1,687,773	2,794,772
Taxes on income	520,000	990,000

Net earnings	$1,167,773	$1,804,772

Basic net earnings per common share	$0.16	$0.25

Diluted net earnings per common share	$0.15	$0.24

Dividends per common share	$0.135	$0.135

	Twelve Months Ended December 31,
	2004	2003
Net sales	$143,567,473	$137,326,341

Costs and expenses:
Cost of goods sold	96,279,784	90,334,765
Selling and administrative expenses	38,524,803	37,491,162
Interest expense	624,199	696,504

	135,428,786	128,522,431

Earnings before taxes on income	8,138,687	8,803,910
Taxes on income	2,760,000	3,100,000

Net earnings	5,378,687	5,703,910

Basic net earnings per common share	$0.72	$0.79

Diluted net earnings per common share	$0.71	$0.78

Dividends per common share	$0.54	$0.54

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Superior Uniform Group, Inc. and Subsidiary

Consolidated Balance Sheets

December 31,

	2004	2003
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$150,563	$14,915,079
Accounts receivable	25,263,744	24,419,287
Other current assets	2,632,918	2,156,065
Inventories	45,741,410	36,380,470

TOTAL CURRENT ASSETS	73,788,635	77,870,901

PROPERTY, PLANT AND EQUIPMENT, NET	22,062,359	18,289,436
GOODWILL	1,617,411	741,929
OTHER INTANGIBLE ASSETS	1,488,492	—
OTHER ASSETS	7,322,229	6,071,667

	$106,279,126	$102,973,933

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$7,177,596	$5,400,401
Accrued expenses	3,761,660	5,078,982
Current portion of long-term debt	1,593,807	1,179,021

TOTAL CURRENT LIABILITIES	12,533,063	11,658,404
LONG-TERM DEBT	5,662,569	6,266,047
DEFERRED INCOME TAXES	1,015,000	165,000
COMMITMENTS AND CONTINGENCIES
TOTAL SHAREHOLDERS’ EQUITY	87,068,494	84,884,482

	$106,279,126	$102,973,933